Exhibit 99.1

DINEEQUITY, INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURES

(In thousands, except per share amounts)

(Unaudited)

Reconciliation of (i) net income (loss) available to common stockholders to (ii) net income (loss) available to common stockholders excluding impairment and closure charges, gain on extinguishment of debt, amortization of intangible assets, non-cash interest expense and (gain) loss on disposition of assets, and related per share data:

	Three Months Ended				Year Ended December 31,
	March 31, 2009	June 30, 2009	September 30, 2009	December 31, 2009	2009
Net income (loss) available to common stockholders, as reported	$30,628	$18,776	$7,877	$(48,157)	$9,236
Impairment and closure charges	(351)	2,352	4,471	98,622	105,094
Gain on extinguishment of debt	(26,354)	(12,449)	—	(6,875)	(45,678)
Amortization of intangible assets	3,019	3,018	3,019	3,250	12,306
Non-cash interest expense	9,936	9,344	10,058	10,084	39,422
(Gain) loss on disposition of assets	(5,137)	(5)	(2,111)	306	(6,947)
Income tax benefit (provision)	7,517	(899)	(6,144)	(41,944)	(41,470)
Net income (loss) allocated to unvested participating restricted stock	430	(50)	(342)	(2,237)	(2,294)
Net income available to common stockholders, as adjusted	$19,688	$20,087	$16,828	$13,049	$69,669

Diluted net income available to common stockholders per share:
Net income (loss) available to common stockholders per share, as reported	$1.80	$1.09	$0.46	$(2.84)	$0.55
Impairment and closure charges per share	(0.02)	0.13	0.25	5.52	5.92
Gain on extinguishment of debt per share	(1.52)	(0.70)	—	(0.38)	(2.57)
Amortization of intangible assets per share	0.17	0.17	0.17	0.18	0.69
Non-cash interest expense per share	0.57	0.52	0.56	0.56	2.22
(Gain) loss on disposition of assets per share	(0.30)	—	(0.12)	0.02	(0.39)
Income tax benefit (provision) per share	0.43	(0.05)	(0.34)	(2.35)	(2.33)
Net income allocated to unvested participating restricted stock per share	0.02	—	(0.02)	(0.13)	(0.13)
Per share effect of dilutive calculation adjustments	0.02	—	0.01	0.18	0.10
Diluted net income available to common stockholders per share, as adjusted	$1.17	$1.16	$0.97	$0.76	$4.06

Numerator for basic EPS-income available to common stockholders, as adjusted	$19,688	$20,087	$16,828	$13,049	$69,669
Effect of unvested participating restricted stock using the two-class method	23	38	32	24	123
Effect of dilutive securities:
Stock options	—	—	—	—	—
Convertible Series B preferred stock	560	569	577	585	2,291
Numerator for diluted EPS-income available to common stockholders after assumed conversions, as adjusted	$20,271	$20,694	$17,437	$13,658	$72,083

Denominator for basic EPS-weighted-average shares	16,842	16,929	16,942	16,953	16,917
Effect of dilutive securities:
Stock options	4	363	379	354	275
Convertible Series B preferred stock	548	556	564	573	573
Denominator for diluted EPS-weighted-average shares and assumed conversions	17,394	17,847	17,885	17,880	17,765